UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________
 FORM 8-K
___________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2011
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Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)
 ___________________________

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 22, 2011, Silicon Graphics International Corp., a Delaware corporation, (“SGI”) and Maurice Leibenstern, Senior Vice President, General Counsel and Corporate Secretary, mutually agreed to Mr. Leibenstern's resignation, effective as of June 22, 2011.

(e) Additionally, on June 22, 2011, SGI entered into a separation agreement with Mr. Leibenstern, effective June 22, 2011 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Leibenstern will be entitled to receive: (1) a cash severance payment in amount of $270,000 (less required deductions and withholdings), payable in twenty-six (26) equal installments over a period of twelve (12) months, plus an amount equal to Mr. Leibenstern's target bonus for the fourth quarter fiscal year 2011, pro-rated for the number of days he was employed during the quarter (less required deductions and withholdings), payable as a lump sum at the same time as bonuses are paid to current employees for the fourth quarter fiscal year 2011; (2) reimbursement for COBRA medical insurance payments for the lesser of twelve (12) months after his last day of employment or until he becomes eligible for health insurance coverage through a new employer; and (3) partial acceleration of the vesting of certain outstanding equity awards, representing a total of 30,408 shares of common stock. The Separation Agreement also provides for a general release of claims by Mr. Leibenstern.

The foregoing description is intended only as a summary of the material terms of the Separation Agreement and is qualified in its entirety by reference to the full Amendment, a copy of which will be filed as an exhibit to SGI's Annual Report on Form 10-K for the year ending June 24, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
Dated: June 22, 2011	By:	/s/ James D. Wheat
James D. Wheat
Chief Financial Officer